EXHIBIT 99.1
Fastenal Company Reports 2023 Third Quarter Earnings
WINONA, Minn., October 12, 2023 (BUSINESS WIRE) -- Fastenal Company (Nasdaq:FAST), a leader in the wholesale distribution of industrial and construction supplies, today announced its financial results for the quarter ended September 30, 2023. Except for share and per share information, or as otherwise noted below, dollar amounts are stated in millions. Throughout this document, percentage and dollar calculations, which are based on non-rounded dollar values, may not be able to be recalculated using the dollar values included in this document due to the rounding of those dollar values. References to daily sales rate (DSR) change may reflect either growth (positive) or contraction (negative) for the applicable period.
PERFORMANCE SUMMARY

	Nine-month Period			Three-month Period
	2023	2022	Change	2023	2022	Change
Net sales	$5,588.1	5,285.0	5.7%	$1,845.9	1,802.4	2.4%
Business days	191	192		63	64
Daily sales	$29.3	27.5	6.3%	$29.3	28.2	4.0%
Gross profit	$2,555.1	2,447.4	4.4%	$847.6	826.5	2.6%
% of net sales	45.7%	46.3%		45.9%	45.9%
Operating and administrative expenses	$1,380.2	1,326.7	4.0%	$460.9	447.3	3.0%
% of net sales	24.7%	25.1%		25.0%	24.8%
Operating income	$1,174.9	1,120.7	4.8%	$386.7	379.2	2.0%
% of net sales	21.0%	21.2%		21.0%	21.0%
Earnings before income taxes	$1,167.8	1,111.8	5.0%	$385.4	375.3	2.7%
% of net sales	20.9%	21.0%		20.9%	20.8%
Net earnings	$888.6	841.3	5.6%	$295.5	284.6	3.8%
Diluted net earnings per share	$1.55	1.46	6.3%	$0.52	0.50	4.1%

Note – Daily sales are defined as the total net sales for the period divided by the number of business days (in the United States) in the period.
QUARTERLY RESULTS OF OPERATIONS
Sales
Net sales increased $43.5, or 2.4%, in the third quarter of 2023 when compared to the third quarter of 2022. There was one fewer selling day in the quarter relative to the prior year period and, taking this into consideration, our net daily sales growth increased 4.0% in the third quarter of 2023 compared to the third quarter of 2022. We experienced higher unit sales in the third quarter of 2023 that was primarily due to growth at our Onsite locations, particularly those opened in the last two years. This more than offset the impact of softer end market demand on our manufacturing customers and lower revenues to construction and reseller customers. Foreign exchange negatively affected sales in the third quarter of 2023 by approximately 10 basis points.
The impact of product pricing on net sales in the third quarter of 2023 was modestly positive, consistent with historical trends, as compared to the impact of product pricing on net sales in the third quarter of 2022 of 550 to 580 basis points. Incremental pricing actions over the past twelve months have been of modest scope, resulting in mostly stable price levels through the third quarter of 2023.

From a product standpoint, we have three categories: fasteners, safety supplies, and other products, the latter of which includes eight smaller product categories, such as tools, janitorial supplies, and cutting tools. We experienced increasing divergence in the performance of our fastener versus our non-fastener product lines in the third quarter of 2023, which we believe relates to two factors. First, fasteners are more heavily oriented toward production of final goods than maintenance, which results in greater susceptibility to weaker manufacturing end markets. Second, pricing for fasteners has decelerated at a faster pace than non-fastener products. The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2023	2022	2023	2022
Fasteners	-2.0%	18.2%	32.1%	34.1%
Safety supplies	9.2%	12.4%	21.4%	20.5%
Other	6.8%	15.4%	46.5%	45.4%
Our end markets consist of manufacturing, non-residential construction, reseller, and other, the latter of which includes government/education and transportation/warehousing. We continued to experience a significant divergence in the performance of our manufacturing end market versus our non-manufacturing end markets in the third quarter of 2023. We are growing relatively faster with key account customers, particularly Onsites, with significant managed spend where our service model and technology is particularly impactful, which disproportionately benefits manufacturing customers. The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2023	2022	2023	2022
Heavy manufacturing	9.0%	25.4%	43.2%	41.3%
Other manufacturing	2.5%	19.1%	31.1%	31.6%
Non-residential construction	-7.2%	5.2%	9.1%	10.2%
Reseller	-6.9%	3.7%	5.8%	6.5%
Other end markets	8.1%	-4.3%	10.8%	10.4%
We report our customers in two categories: national accounts, which are customers with a multi-site contract, and non-national accounts, which include large regional customers, small local customers, and government customers. We continued to experience a significant divergence in the performance of our national account customers versus our non-national account customers, which relates to the relative growth of our sales through Onsite locations and larger, key accounts. The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2023	2022	2023	2022
National accounts	8.6%	20.8%	60.8%	58.0%
Non-national accounts	-1.9%	9.9%	39.2%	42.0%
Growth Drivers
•We signed 93 new Onsite locations (defined as dedicated sales and service provided from within, or in proximity to, the customer's facility) in the third quarter of 2023, resulting in 268 year-to-date signings of new Onsite locations. We had 1,778 active sites on September 30, 2023, which represented an increase of 13.5% from September 30, 2022. Daily sales through our Onsite locations, excluding sales transferred from branches to new Onsites, grew at a low double-digit rate in the third quarter of 2023 over the third quarter of 2022. This growth is primarily due to contributions from Onsites activated and implemented in 2022 and 2023. Based on the signings in the first nine months of 2023, we currently expect to sign approximately 350 new Onsite locations for the full year of 2023.

•FMI Technology is comprised of our FASTStock℠ (scanned stocking locations), FASTBin® (infrared, RFID, and scaled bins), and FASTVend® (vending devices) offering. FASTStock's fulfillment processing technology is not embedded, is relatively less expensive and highly flexible in application, and delivered using our proprietary mobility technology. FASTBin and FASTVend incorporate highly efficient and powerful embedded data tracking and fulfillment processing technologies. Prior to 2021, we reported exclusively on the signings, installations, and sales of FASTVend. Beginning in the first quarter of 2021, we began disclosing certain statistics around our FMI offering. The first statistic is a weighted FMI® measure which combines the signings and installations of FASTBin and FASTVend in a standardized machine equivalent unit (MEU) based on the expected output of each type of device. We do not include FASTStock in this measurement because scanned stocking locations can take many forms, such as bins, shelves, cabinets, pallets, etc., that cannot be converted into a standardized MEU. The second statistic is revenue through FMI Technology which combines the sales through FASTStock, FASTBin, and FASTVend. A portion of the growth in sales experienced by FMI, particularly FASTStock and FASTBin, reflects the migration of products from less efficient non-digital stocking locations to more efficient, digital stocking locations.
The table below summarizes the signings and installations of, and sales through, our FMI devices.

	Nine-month Period			Three-month Period
	2023	2022	Change	2023	2022	Change
Weighted FASTBin/FASTVend signings (MEUs)	18,664	16,005	16.6%	5,969	5,187	15.1%
Signings per day	98	83		95	81
Weighted FASTBin/FASTVend installations (MEUs; end of period)				110,191	99,409	10.8%

FASTStock sales	$708.6	621.7	14.0%	$234.2	215.9	8.5%
% of sales	12.5%	11.6%		12.5%	11.8%
FASTBin/FASTVend sales	$1,550.6	1,302.2	19.1%	$526.2	456.9	15.2%
% of sales	27.4%	24.4%		28.2%	25.1%
FMI sales	$2,259.2	1,923.9	17.4%	$760.4	672.8	13.0%
FMI daily sales	$11.8	10.0	18.0%	$12.1	10.5	14.8%
% of sales	39.9%	36.0%		40.7%	36.9%
Our goal for weighted FASTBin and FASTVend device signings in 2023 remains between 23,000 to 25,000 MEUs.
•Our eCommerce business includes sales made through an electronic data interface (EDI), or other types of technical integrations, and through our web verticals. Daily sales through eCommerce grew 41.3% in the third quarter of 2023 and represented 24.5% of our total sales in the period.
Our digital products and services are comprised of sales through FMI (FASTStock, FASTBin, and FASTVend) plus that proportion of our eCommerce sales that do not represent billings of FMI services (collectively, our Digital Footprint). We believe the data that is created through our digital capabilities enhances product visibility, traceability, and control that reduces risk in operations and creates ordering and fulfillment efficiencies for both ourselves and our customers. As a result, we believe our opportunity to grow our business will be enhanced through the continued development and expansion of our digital capabilities.
Our Digital Footprint in the third quarter of 2023 represented 57.1% of our sales, an increase from 49.5% of sales in the third quarter of 2022.
Gross Profit
Our gross profit, as a percentage of net sales, was unchanged at 45.9% in the third quarter of 2023 from 45.9% in the third quarter of 2022. Customer and product mix had a negative effect on our gross profit percentage. We continued to experience relatively strong growth from Onsite customers and non-fastener products, each of which tend to have a lower gross profit percentage than our business as a whole. This was offset by a number of favorable variables. First, we continue to experience favorable freight costs, which reflects elevated domestic freight revenue leveraging what are relatively stable costs to support our captive fleet, lower expenses related to external freight providers, and lower fuel costs. Second, in the third quarter of 2022 we had a $3.4 write-down of pandemic-related gloves that did not recur in the third quarter of 2023. Third, we experienced slightly positive price-cost. This reflects moderating product costs, as we took no meaningful pricing actions in the period, and an easy comparison, as it largely recaptures the price-cost deficit experienced in the third quarter of 2022.

Operating Income
Our operating income, as a percentage of net sales, was unchanged at 21.0% in the third quarter of 2023 from 21.0% in the third quarter of 2022.
Operating and Administrative Expenses
Our operating and administrative expenses, as a percentage of net sales, increased to 25.0% in the third quarter of 2023 from 24.8% in the third quarter of 2022. This largely reflects an increase, as a percentage of net sales, in other operating and administrative expenses. Our ability to leverage was adversely impacted by slow sales growth, which made it difficult to leverage spending on certain business initiatives and investments. Our ability to leverage was also limited by having one less selling day in the third quarter of 2023 than we had in the third quarter of 2022, as most of our operating expenses will not vary based on the number of selling days in a given period.
Employee-related expenses, which represent 70% to 75% of total operating and administrative expenses, increased 1.6% in the third quarter of 2023 compared to the third quarter of 2022. We experienced an increase in employee base pay due to higher average FTE during the period and, to a lesser degree, higher average wages. We also experienced higher healthcare-related costs. This was partly offset by bonus and commission payments declining to reflect the impact of slower sales and profit growth versus the prior year.
Occupancy-related expenses, which represent 15% to 20% of total operating and administrative expenses, increased 3.7% in the third quarter of 2023 compared to the third quarter of 2022. We continue to experience rising rent costs for our buildings due to inflation and upsizing of branches. At the same time, slowing in the pace of branch closings is resulting in a moderating level of incremental cost reduction to offset these increases. We also had higher costs for FMI hardware as we continue to expand our installed base of such hardware.
Combined, all other operating and administrative expenses, which represent 10% to 15% of total operating and administrative expenses, increased 11.0% in the third quarter of 2023 compared to the third quarter of 2022. The increase in other operating and administrative expenses relates primarily to higher spending on information technology, higher bad debt expense, and higher general insurance costs.
Net Interest Expense
Our net interest expense was $1.3 in the third quarter of 2023, compared to $3.9 in the third quarter of 2022. We had higher interest income, reflecting higher cash balances through the period and higher rates paid on those balances. We also had lower interest expense, reflecting lower average borrowings through the period, as well as slightly lower average interest rates.
Income Taxes
We recorded income tax expense of $89.9 in the third quarter of 2023, or 23.4% of earnings before income taxes. During the third quarter of 2023, the liability for unrecognized tax benefits decreased $3.9 due to the lapse of statute of limitations, of which $3.8 impacted the effective tax rate. Income tax expense was $90.7 in the third quarter of 2022, or 24.2% of earnings before income taxes. We believe our ongoing tax rate, absent any discrete tax items or broader changes to tax law, will be approximately 24.5%.
Net Earnings
Our net earnings during the third quarter of 2023 were $295.5, an increase of 3.8% compared to the third quarter of 2022. Our diluted net earnings per share were $0.52 during the third quarter of 2023, which increased from $0.50 during the third quarter of 2022.
BALANCE SHEET AND CASH FLOW
We produced operating cash flow of $388.1 in the third quarter of 2023, an increase of 50.5% from the third quarter of 2022, representing 131.3% of the period's net earnings versus 90.6% in the third quarter of 2022. The improvement in operating cash flow, as a percent of net earnings, reflects working capital being a source of cash in the third quarter of 2023, as opposed to a use of cash in the third quarter of 2022. This reflects the normalization of global supply chains versus the prior year and, to a lesser degree, slower business activity, which combine to reduce the rate of working capital expansion necessary to support our customers' growth. In the first nine months of 2023, our operating cash flow was $1,078.7, an increase of 68.8% from the first nine months of 2022, representing 121.4% of the period's net earnings versus 76.0% in the first nine months of 2022. The improvement in operating cash flow in the first nine months of 2023, as a percent of net earnings, is driven by the same variables as the third quarter of 2023.

The dollar and percentage change in accounts receivable, net, inventories, and accounts payable as of September 30, 2023 when compared to September 30, 2022 were as follows:

	September 30		Twelve-month Dollar Change	Twelve-month Percentage Change
	2023	2022	2023	2023
Accounts receivable, net	$1,171.0	1,110.6	$60.3	5.4%
Inventories	1,513.8	1,678.1	(164.3)	-9.8%
Trade working capital	$2,684.8	2,788.7	$(104.0)	-3.7%

Accounts payable	$275.1	277.2	$(2.0)	-0.7%
Trade working capital, net	$2,409.7	2,511.5	$(101.9)	-4.1%

Net sales in last three months	$1,845.9	1,802.4	$43.5	2.4%
Note - Amounts may not foot due to rounding difference.
The increase in our accounts receivable balance in the third quarter of 2023 is primarily attributable to two factors. First, our receivables increased as a result of growth in sales to our customers. Second, we continue to experience a shift in our mix due to relatively stronger growth from national account customers, which tend to carry longer payment terms than our non-national account customers.
The decrease in our inventory balance in the third quarter of 2023 is primarily attributable to the absence of supply disruptions from the prior year. Our response at the time was to deepen our inventory as a means of maintaining high service to our customers, particularly for imported inventory. Dissipation of these disruptions has allowed us to shorten our product ordering cycle. It is also likely that slower business activity is reducing the level of inventory our customers require us to maintain to meet their production needs.
The decrease in our accounts payable balance in the third quarter of 2023 is primarily attributable to the dissipation of supply disruptions from the prior year. That allowed us to gradually begin to shorten our product ordering cycle and reduce the volume of product purchases in the third quarter of 2023 versus the third quarter of 2022.
During the third quarter of 2023, our investment in property and equipment, net of proceeds from sales, was $42.9, which is a decrease from $44.4 in the third quarter of 2022. During the first nine months of 2023, our investment in property and equipment, net of proceeds from sales, was $127.7, which is an increase from $120.9 in the first nine months of 2022. For the full year of 2023, we expect our investment in property and equipment, net of proceeds from sales, to be within a range of $180.0 to $190.0. This is a decline from our prior range of $210.0 to $230.0 reflecting a deferral of several distribution center-related projects. This new range represents an increase from $162.4 in 2022, due primarily to investments in fleet equipment to support our network of heavy trucks and an increase in spending on information technology.
During the third quarter of 2023, we returned $199.8 to our shareholders in the form of dividends, compared to the third quarter of 2022 when we returned $272.8 to our shareholders in the form of dividends ($177.5) and purchases of our common stock ($95.3). During the first nine months of 2023, we returned $599.5 to our shareholders in the form of dividends, compared to the first nine months of 2022 when we returned $679.0 to our shareholders in the form of dividends ($534.4) and purchases of our common stock ($144.6).
Total debt on our balance sheet was $260.0 at the end of the third quarter of 2023, or 7.0% of total capital (the sum of stockholders' equity and total debt). This compares to $555.0, or 14.9% of total capital, at the end of the third quarter of 2022.

ADDITIONAL INFORMATION
The table below summarizes our absolute and full time equivalent (FTE; based on 40 hours per week) employee headcount, our investments related to in-market locations (defined as the sum of the total number of branch locations and the total number of active Onsite locations), and weighted FMI devices at the end of the periods presented and the percentage change compared to the end of the prior periods.

			Change Since:		Change Since:		Change Since:
	Q3 2023	Q2 2023	Q2 2023	Q4 2022	Q4 2022	Q3 2022	Q3 2022
Total selling personnel - absolute employee headcount	16,261	16,302	-0.3%	15,898	2.3%	15,662	3.8%
Total selling personnel - FTE employee headcount	14,750	14,993	-1.6%	14,476	1.9%	14,284	3.3%
Total personnel - absolute employee headcount	22,862	22,913	-0.2%	22,386	2.1%	22,025	3.8%
Total personnel - FTE employee headcount	20,284	20,631	-1.7%	19,854	2.2%	19,519	3.9%

Number of branch locations	1,615	1,635	-1.2%	1,683	-4.0%	1,716	-5.9%
Number of active Onsite locations	1,778	1,728	2.9%	1,623	9.6%	1,567	13.5%
Number of in-market locations	3,393	3,363	0.9%	3,306	2.6%	3,283	3.4%
Weighted FMI devices (MEU installed count)	110,191	107,115	2.9%	102,151	7.9%	99,409	10.8%
During the last twelve months, we increased our total FTE employee headcount by 765. This reflects an increase in our total FTE selling personnel of 466 to support growth in the marketplace and sales initiatives targeting customer acquisition. We had an increase in our distribution and transportation FTE personnel of 95 to support increased product throughput at our facilities and to expand our local inventory fulfillment terminals (LIFTs). We had an increase in our remaining FTE personnel of 204 that relates primarily to personnel investments in information technology, manufacturing, and operational support, such as purchasing and product development.
The table below summarizes the number of branches opened and closed, net of conversions, as well as the number of Onsites activated and closed, net of conversions during the periods presented.

	Nine-month Period		Three-month Period
	2023	2022	2023	2022
Branch openings	8	11	3	3
Branch closures, net of conversions	(76)	(88)	(23)	(24)

Onsite activations	252	230	79	92
Onsite closures, net of conversions	(97)	(79)	(29)	(26)
In any period, the number of closings tends to reflect normal churn in our business, whether due to redefining or exiting customer relationships, the shutting or relocation of customer facilities that host our locations, or a customer decision, as well as our ongoing review of underperforming locations. Our in-market network forms the foundation of our business strategy, and we will continue to open or close locations as is deemed necessary to sustain and improve our network, support our growth drivers, and manage our operating expenses.
CONFERENCE CALL TO DISCUSS QUARTERLY RESULTS
As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at https://investor.fastenal.com/events.cfm.
ADDITIONAL MONTHLY AND QUARTERLY INFORMATION
We publish on the 'Investor Relations' page of our website at www.fastenal.com both our monthly consolidated net sales information and the presentation for our quarterly conference call (which includes information, supplemental to that contained in our earnings announcement, regarding results for the quarter). We expect to publish the consolidated net sales information for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the fourth business day of the following month. We expect to publish the consolidated net sales information for the third month of each quarter and the conference call presentation for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.

FORWARD LOOKING STATEMENTS
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, will, plan, goal, project, hope, trend, target, opportunity, and similar words or expressions, or by references to typical outcomes. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations and beliefs regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities, our strategies, goals, mission, and vision, and our expectations about future capital expenditures, future tax rates, future inventory levels, pricing, future Onsite and weighted FMI device signings, investment in property and equipment, the impact of inflation on our cost of goods or operating costs, and future operating results and business activity. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown (including risks disclosed in our most recent annual and quarterly reports), and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, those detailed in our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Amounts in millions except share information)
	(Unaudited)
Assets	September 30, 2023	December 31, 2022
Current assets:
Cash and cash equivalents	$297.5	230.1
Trade accounts receivable, net of allowance for credit losses of $6.6 and $8.3, respectively	1,171.0	1,013.2
Inventories	1,513.8	1,708.0
Prepaid income taxes	15.3	8.1
Other current assets	150.0	165.4
Total current assets	3,147.6	3,124.8

Property and equipment, net	1,011.7	1,010.0
Operating lease right-of-use assets	274.0	243.0
Other assets	163.3	170.8

Total assets	$4,596.6	4,548.6

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$60.0	201.8
Accounts payable	275.1	255.0
Accrued expenses	235.8	241.1
Current portion of operating lease liabilities	97.0	91.9
Total current liabilities	667.9	789.8

Long-term debt	200.0	353.2
Operating lease liabilities	181.9	155.2
Deferred income taxes	79.3	83.7
Other long-term liabilities	0.9	3.5

Stockholders' equity:
Preferred stock: $0.01 par value, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock: $0.01 par value, 800,000,000 shares authorized, 571,404,311 and 570,811,674 shares issued and outstanding, respectively	5.7	5.7
Additional paid-in capital	24.6	3.6
Retained earnings	3,507.8	3,218.7
Accumulated other comprehensive loss	(71.5)	(64.8)
Total stockholders' equity	3,466.6	3,163.2
Total liabilities and stockholders' equity	$4,596.6	4,548.6

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(Amounts in millions except earnings per share)

	(Unaudited)		(Unaudited)
	Nine Months Ended September 30,		Three Months Ended September 30,
	2023	2022	2023	2022
Net sales	$5,588.1	5,285.0	$1,845.9	1,802.4

Cost of sales	3,033.0	2,837.6	998.3	975.9
Gross profit	2,555.1	2,447.4	847.6	826.5

Operating and administrative expenses	1,380.2	1,326.7	460.9	447.3
Operating income	1,174.9	1,120.7	386.7	379.2

Interest income	1.8	0.4	0.8	0.2
Interest expense	(8.9)	(9.3)	(2.1)	(4.1)

Earnings before income taxes	1,167.8	1,111.8	385.4	375.3

Income tax expense	279.2	270.5	89.9	90.7

Net earnings	$888.6	841.3	$295.5	284.6

Basic net earnings per share	$1.56	1.46	$0.52	0.50

Diluted net earnings per share	$1.55	1.46	$0.52	0.50

Basic weighted average shares outstanding	571.1	574.7	571.4	573.0

Diluted weighted average shares outstanding	572.9	576.6	573.1	574.7

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
	(Unaudited)		(Unaudited)
	Nine Months Ended September 30,		Three Months Ended September 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net earnings	$888.6	841.3	$295.5	284.6
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	126.1	123.8	42.1	41.4
(Gain) loss on sale of property and equipment	(2.7)	1.2	(1.5)	(1.1)
Bad debt expense (recoveries)	1.4	(0.9)	1.2	(1.3)
Deferred income taxes	(4.4)	4.3	(5.0)	3.8
Stock-based compensation	5.6	4.4	1.8	1.4
Amortization of intangible assets	8.0	8.1	2.6	2.7
Changes in operating assets and liabilities:
Trade accounts receivable	(159.5)	(222.9)	(4.5)	(13.6)
Inventories	191.7	(176.9)	46.1	(26.3)
Other current assets	15.4	15.9	(8.3)	(43.0)
Accounts payable	21.7	44.1	11.8	(14.6)
Accrued expenses	(4.7)	(15.9)	6.6	13.7
Income taxes	(7.2)	5.3	(0.6)	3.3
Other	(1.3)	7.3	0.3	6.9
Net cash provided by operating activities	1,078.7	639.1	388.1	257.9

Cash flows from investing activities:
Purchases of property and equipment	(136.5)	(131.0)	(46.9)	(48.0)
Proceeds from sale of property and equipment	8.8	10.1	4.0	3.6
Other	(0.5)	(0.7)	(0.1)	(0.1)
Net cash used in investing activities	(128.2)	(121.6)	(43.0)	(44.5)

Cash flows from financing activities:
Proceeds from debt obligations	790.0	1,390.0	155.0	695.0
Payments against debt obligations	(1,085.0)	(1,225.0)	(245.0)	(645.0)
Proceeds from exercise of stock options	15.4	7.8	2.9	2.0
Purchases of common stock	—	(144.6)	—	(95.3)
Cash dividends paid	(599.5)	(534.4)	(199.8)	(177.5)
Net cash used in financing activities	(879.1)	(506.2)	(286.9)	(220.8)

Effect of exchange rate changes on cash and cash equivalents	(4.0)	(16.0)	(4.3)	(9.0)

Net increase (decrease) in cash and cash equivalents	67.4	(4.7)	53.9	(16.4)

Cash and cash equivalents at beginning of period	230.1	236.2	243.6	247.9
Cash and cash equivalents at end of period	$297.5	231.5	$297.5	231.5

Supplemental information:
Cash paid for interest	$10.3	9.2	$2.1	4.2
Net cash paid for income taxes	$288.0	257.3	$94.3	81.9
Leased assets obtained in exchange for new operating lease liabilities	$96.3	74.0	$32.0	18.4

CONTACT:	Taylor Ranta Oborski
Financial Reporting & Regulatory Compliance Manager
507.313.7959